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                           CERTIFICATE OF ELIMINATION
                          FOR SERIES C PREFERRED STOCK
                            OF E-Z SERVE CORPORATION


         E-Z Serve Corporation, a Delaware corporation (the "Company"), hereby certifies that:

         FIRST: At a meeting of the Board of Directors of the Company, a resolution was duly adopted concerning the elimination of the Company's $6.00 Convertible Preferred Stock, Series C ("Series C Preferred Stock"). The resolution is as follows:

                 WHEREAS, upon the redemption of the Series C Preferred Stock, there shall be no shares of Series C Preferred Stock outstanding, no shares of Series C Preferred Stock will be issued, and pursuant to the terms of the Certificate of Designation, Preferences and Rights of the $6.00 Convertible Preferred Stock, Series C ("Series C Certificate") all shares of Series C Preferred Stock will have the status of authorized but unissued shares of the Company's preferred stock, unclassified as to series;

                 NOW, THEREFORE, IT IS RESOLVED, that the Board of Directors directs the President or any Vice President of the Company to file a Certificate of Elimination with the Secretary of State of Delaware after the redemption of all of the shares of the Series C Preferred Stock to eliminate from the Company's Amended and Restated Certificate of Incorporation, as amended, all matters set forth in the Series C Certificate.

         SECOND: Pursuant to the provisions of Section 151(g) of the Delaware General Corporation Law, upon the effective date of the filing of this certificate, the elimination of all matters set forth in the Series C Certificate from the Company's Amended and Restated Certificate of Incorporation, as amended, shall be effected.

         IN WITNESS WHEREOF, the Company has caused this certificate to be signed by Neil H. McLaurin, its President, on January 27, 1997

                                         E-Z SERVE CORPORATION


                                         By: /s/ Neil H. McLaurin
                                            -----------------------------------
                                                          Neil H. McLaurin
                                                          President